CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1, of our report dated June 7, 2012, relating to the financial statements of Infinity Cross Border Acquisition Corp. (a corporation in the development stage) and to the reference to our Firm under the caption “Experts” in the Prospectus.

Tel Aviv, Israel

June 28, 2012

Ziv Haft
Certified Public Accountants (Isr)
BDO Member Firm